[GRAPHIC OMITTED] [WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary 303.837.1661 or patm@whiting.com Heather Duncan, Director of Investor Relations 303.837.1661 or heatherd@whiting.com

Whiting Petroleum Corporation Announces
Completion of $345 Million Permian Basin Property Acquisition and
Execution of New Credit Facility

DENVER, Colorado – September 23, 2004 – Whiting Petroleum Corporation (NYSE: WLL) announced today the closing of its previously announced acquisition of interests in 17 fields in the Permian Basin of West Texas and southeast New Mexico for $345 million in cash. The effective date of the acquisition is July 1, 2004.

Concurrent with today’s closing, Whiting announced that it had entered into a new credit facility with a syndicate of banks, which expires in four years and that increases Whiting’s borrowing base to $480 million from $195 million under its prior credit facility. Whiting borrowed $400 million under the new credit facility in connection with the property acquisition described above and to refinance the debt outstanding under the prior credit facility.

About Whiting Petroleum
Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation and Equity Oil Company. Whiting Oil and Gas Corporation is a growing energy company based in Denver, Colorado that is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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